Exhibit 10.1

AMENDMENT TO LOAN DOCUMENTS

THIS AMENDMENT TO LOAN DOCUMENTS (this “Amendment”) is entered into as of May 11, 2011, by and between SILICON VALLEY BANK (“Bank” or “Silicon”) and NETLIST, INC., a Delaware corporation (“Borrower”).  Borrower’s chief executive office is located at 51 Discovery, Suite 150, Irvine, CA 92618.

RECITALS

A.            Bank and Borrower are parties to that certain Loan and Security Agreement with an Effective Date of October 31, 2009 (as amended, modified, supplemented or restated, the “Loan Agreement”) in effect between Bank and Borrower.

B.            Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.            Bank has agreed to so amend the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.             Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.             Amendments to Loan Documents.

2.1          Addition of Term Loan II.  The following language is hereby added to the Loan Agreement as Section 2.1.7 and shall read as follows:

2.1.7       Term Loan II.

(a)           Availability.  On the May 2011 Amendment Effective Date, Bank shall make one (1) term loan available to Borrower in an amount up to the Term Loan II Amount, subject to the satisfaction of the terms and conditions of this Agreement.

(b)           Repayment.  Borrower shall repay the Term Loan II in (i) twenty-four (24) equal installments of principal, plus (ii) monthly payments of accrued interest (the “Term Loan II Payment”).  Beginning on the first day of the month following the month in which the Funding Date occurs, each Term Loan II Payment shall be payable on the first day of each month.  Borrower’s final Term Loan II Payment, due on the Term Loan II Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan II.

2.2          Modified Interest Rate.  Section 2.3(a) of the Loan Agreement is hereby amended in its entirety to read as follows:

(a)           Interest Rate.

(i)            Advances.  Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a per annum rate equal to the following: (i) at all times that a Streamline Period is in effect, one and one-quarter of one percentage points (1.25%) above the Prime Rate; and (ii) at all times that a Streamline Period is not in effect, two and one-quarter of one percentage points (2.25%) above the Prime Rate; which interest shall be payable monthly in accordance with Section 2.3(f) below.

(ii)           Term Loan.  Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a per annum rate equal to one and three-quarters of one percentage point (1.75%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below.

(iii)          Term Loan II.  Subject to Section 2.3(b), the principal amount outstanding under the Term Loan II shall accrue interest at a per annum rate equal to two and one-half percentage points (2.50%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below.

2.3          Modified Anniversary Fee.  The following language is hereby added to the Loan Agreement as Section 2.4(g) and shall read as follows

(g)           Anniversary Fee.  A fully earned, non-refundable fee equal to 0.50% of the Maximum Revolver Amount, on September 30, 2011 and on September 30 of each year thereafter (exclusive of the Revolving Line Maturity Date); and if this Agreement is terminated prior to September 30 of any given year, either by Borrower or Bank, Borrower shall pay the Anniversary Fee that would be due on September 30 of such given year to Bank in addition to any Termination Fee.

2.4          Modified Termination Fee. Section 12.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

12.1        Termination Prior to Revolving Line Maturity Date. On the Revolving Line Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable.  This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank.  Notwithstanding any such termination, Bank’s lien and security interest in the Collateral and all of Bank’s rights and remedies under this Agreement shall continue until Borrower fully satisfies its Obligations. If such termination is at Borrower’s election, or at Bank’s election due to the occurrence and continuance of an Event of Default, Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to 2.0% of the Maximum Revolver Amount if termination occurs on or before the date that is one year prior to the Revolving Line Maturity Date, and 1.0% of the Maximum Revolver Amount if termination occurs after the date that is one year prior to the Revolving Line Maturity Date; provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank

2.5          Modified Definitions.  In Section 13.1 of the Loan Agreement, the following definitions are, as applicable, either hereby (i) amended in their entirety to read as follows or (ii) added to read as follows:

“Credit Extension” is any Advance, Term Loan, Term Loan II, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.

“May 2011 Amendment” is that certain Amendment to Loan Documents between Borrower and Bank and dated approximately May         , 2011.

“May 2011 Amendment Effective Date” is as defined in the May 2011 Amendment.

“Revolving Line Maturity Date” September 30, 2013.

“Term Loan II” is a loan made by Bank pursuant to the terms of Section 2.1.7 hereof.

“Term Loan II Amount” is an amount equal to Three Million Dollars ($3,000,000).

“Term Loan II Maturity Date” is the earlier of the following dates: (i) May 11, 2013, (ii) the Revolving Line Maturity Date or (iii) the date this Agreement terminates by its terms or is terminated by either party in accordance with its terms.

“Term Loan II Payment” is defined in Section 2.1.7(b).

2.6          Additional Commitment Fee.  In the event the Maximum Revolver Amount is increased from $10,000,000 to $15,000,000, at the time of such increase, Borrower shall pay to Bank an additional fully earned, non-refundable commitment fee of $25,000.  This is the same Additional Commitment Fee set forth in that certain Amendment to Loan Agreement dated September 30, 2010 by and between Borrower and Bank.

3.             Limitation of Amendments.

3.1          The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2          This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents (as amended by this Amendment, as applicable) are hereby ratified and confirmed and shall remain in full force and effect.

4.             Representations and Warranties.  To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1          Immediately after giving effect to this Amendment, (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date, or except as otherwise previously disclosed in writing by Borrower to Bank), and (b) no Event of Default has occurred and is continuing;

4.2          Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Documents, as amended by this Amendment;

4.3          The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been otherwise amended, supplemented or restated and are and continue to be in full force and effect;

4.4          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Documents, as amended by this Amendment, have been duly authorized;

4.5          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Documents, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Documents, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7           This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.             Release by Borrower.  Borrower hereby agree as follows:

5.1          FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Amendment (collectively “Released Claims”).  Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

5.2          In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” (Emphasis added.)

5.3          By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

5.4          This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Amendment, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

5.5          Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

(a)           Except as expressly stated in this Amendment, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Amendment.

(b)           Borrower has made such investigation of the facts pertaining to this Amendment and all of the matters appertaining thereto, as it deems necessary.

(c)           The terms of this Amendment are contractual and not a mere recital.

(d)           This Amendment has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Amendment is signed freely, and without duress, by Borrower.

(e)           Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

6.             Bank Expenses.  Borrower shall pay to Bank, when due, all Bank Expenses (including reasonable attorneys’ fees and expenses), when due, incurred in connection with or pursuant to this Amendment.

7.             Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8.             Effectiveness.  This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto and (b) Borrower’s payment of an amendment fee in an amount equal to $22,500 (with respect to the Term Loan II).  The above-mentioned fee shall be fully earned and payable concurrently with the execution and delivery of this Amendment and shall be non-refundable and in addition to all interest and other fees payable to Bank under the Loan Documents.  Bank is authorized to charge such fees to Borrower’s loan account.  The date that this Amendment is deemed effective is referred to herein as the “May 2011 Amendment Effective Date.”

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		NETLIST, INC.

By:	/s/Brian Lowry	By:	/s/Gail Sasaki
Name: Brian Lowry		Name: Gail Sasaki
Title: Relationship Manager		Title: Vice President and Chief Financial Officer